Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

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(Form Type)

Biodexa Pharmaceuticals PLC

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, £0.001 per share	457(c)	2,486,270,400	$0.0024625	$6,122,440.86	$0.00014760	$903.67
		Total Offering Amounts				$		$ 903.67
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$ 903.67

(1)	American Depositary Shares, or Depositary Shares, issuable upon the deposit of the ordinary shares, nominal value £0.001 per share, or Ordinary Shares, registered hereby have been registered under a separate Registration Statement on Form F-6 (File No. 333-207186), as amended. Each American Depositary Share represents 400 Ordinary Shares.
(2)	This registration statement also includes an indeterminate number of shares underlying the Depositary Shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Depositary Shares on the NASDAQ Capital Market on May 31, 2024, divided by 400 (to give effect to the 1:400 ratio of Depositary Shares to Ordinary Shares).